Exhibit 5.1

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

July 6, 2011

Equinix, Inc.

One Lagoon Drive, Fourth Floor

Redwood City, CA 94065

Ladies and Gentlemen:

We have acted as counsel for Equinix, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of an indeterminate amount of the Company’s Senior Notes due 2021 (the “Notes”), which may be issued pursuant to an indenture between the Company and U.S. Bank National Association, as trustee (the “Trustee”) (the “Indenture”), substantially in the form filed as Exhibit 4.4 to the Registration Statement.

Certain terms of the Notes will be approved by the Board of Directors of the Company or a committee thereof or certain authorized officers of the Company as part of the corporate action taken and to be taken in connection with the issuance of the Notes. The Notes are to be issued in an underwritten public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by the Company and certain underwriters (the “Underwriters”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that: When the Indenture to be entered into in connection with the issuance of the Notes has been duly authorized, executed and delivered by the Trustee and the Company; the specific terms of the Notes have been duly authorized and established; and such Notes have been duly authorized, executed, authenticated, issued and delivered to and paid for by the Underwriters in accordance with the Indenture and the Underwriting Agreement, such Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law.

Equinix, Inc.	2	July 6, 2011

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of the Notes, (i) the Board of Directors shall have duly established the terms of such Notes and duly authorized the issuance and sale of the Notes and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (iv) the Indenture and the Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (v) there shall not have occurred any change in law affecting the validity or enforceability of the Notes. We have also assumed that none of the terms of the Notes to be established subsequent to the date hereof, nor the issuance and delivery of the Notes, nor the compliance by the Company with the terms of the Notes will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP